Exhibit 99.1

Fox Chase Bancorp, Inc.

Conversion

Valuation

Appraisal

March 2, 2010

Table of Contents

Fox Chase Bancorp, Inc.

Hatboro, Pennsylvania

TABLE OF CONTENTS	I

INTRODUCTION	1

1. OVERVIEW AND FINANCIAL ANALYSIS	3

GENERAL OVERVIEW	3
HISTORY AND OVERVIEW	4
STRATEGIC DIRECTION	5
BALANCE SHEET TRENDS	6
LOAN PORTFOLIO	8
INVESTMENTS	11
INVESTMENTS AND MORTGAGE-BACKED SECURITIES	12
ASSET QUALITY	13
FUNDING COMPOSITION	16
ASSET/LIABILITY MANAGEMENT	18
NET WORTH AND CAPITAL	19
PROFITABILITY TRENDS	20
LEGAL PROCEEDINGS	24
SUBSIDIARIES	24

2. MARKET AREA ANALYSIS	25

3. COMPARISONS WITH PUBLICLY TRADED THRIFTS	30

INTRODUCTION	30
SELECTION CRITERIA	30
OVERVIEW OF THE COMPARABLES	32

4. MARKET VALUE DETERMINATION	34

MARKET VALUE ADJUSTMENTS	34
FINANCIAL CONDITION	35
BALANCE SHEET GROWTH	39
EARNINGS QUALITY, PREDICTABILITY AND GROWTH	40
MARKET AREA	45

CASH DIVIDENDS	47
LIQUIDITY OF THE ISSUE	48
RECENT REGULATORY MATTERS	49

5. OTHER FACTORS	50

MANAGEMENT	50
SUBSCRIPTION INTEREST	51
VALUATION ADJUSTMENTS	53

6. VALUATION	54

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES	54
FULL OFFERING VALUE IN RELATION TO COMPARABLES	56
COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS	59
COMPARISON OF THE EXCHANGE VALUE AND STOCK PRICE	60
VALUATION CONCLUSION	61

List of Figures

Fox Chase Bancorp, Inc.

Hatboro, Pennsylvania

FIGURE 1 - CURRENT FACILITIES LIST	3
FIGURE 2 - ASSET AND RETAINED EARNINGS CHART	6
FIGURE 3 - KEY BALANCE SHEET DATA	7
FIGURE 4 - KEY RATIOS	7
FIGURE 5 - NET LOANS RECEIVABLE CHART	8
FIGURE 6 - LOAN MIX AS OF DECEMBER 31, 2009	9
FIGURE 7 - LOAN MIX AT DECEMBER 31, 2009	10
FIGURE 8 - SECURITIES CHART	11
FIGURE 9 - INVESTMENT MIX	12
FIGURE 10 - ASSET QUALITY CHART	13
FIGURE 11 - NONPERFORMING LOANS	14
FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART	15
FIGURE 13 - DEPOSIT AND BORROWING TREND CHART	16
FIGURE 14 - DEPOSIT MIX	17
FIGURE 15 - INTEREST RATE RISK	18
FIGURE 16 - CAPITAL ANALYSIS	19
FIGURE 17 - NET INCOME CHART	20
FIGURE 18 - AVERAGE YIELDS AND COSTS	21
FIGURE 19 - SPREAD AND MARGIN CHART	22
FIGURE 20 - INCOME STATEMENT TRENDS	23
FIGURE 21 - DEPOSIT AND DEMOGRAPHIC DATA FOR ATLANTIC	26
FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR CAPE MAY	26
FIGURE 23 - DEPOSIT AND DEMOGRAPHIC DATA FOR BUCKS	27
FIGURE 24 - DEPOSIT AND DEMOGRAPHIC DATA FOR CHESTER	27
FIGURE 25 - DEPOSIT AND DEMOGRAPHIC DATA FOR DELAWARE	28
FIGURE 26 - DEPOSIT AND DEMOGRAPHIC DATA FOR MONTGOMERY	28
FIGURE 27 - DEPOSIT AND DEMOGRAPHIC DATA FOR PHILADELPHIA	29
FIGURE 28 - COMPARABLE GROUP	31
FIGURE 29 - KEY FINANCIAL INDICATORS	33
FIGURE 30 - KEY BALANCE SHEET DATA	35
FIGURE 31 - CAPITAL DATA	36
FIGURE 32 - ASSET QUALITY TABLE	37
FIGURE 33 - BALANCE SHEET GROWTH DATA	39
FIGURE 34 - NET INCOME CHART	41
FIGURE 35 - PROFITABILITY DATA	42
FIGURE 36 - INCOME STATEMENT DATA	43
FIGURE 37 - MARKET AREA DATA	45
FIGURE 38 - DIVIDEND DATA	47
FIGURE 39 - MARKET CAPITALIZATION DATA	48
FIGURE 40 - CONVERSIONS (SINCE 1/1/08) PRO FORMA DATA	51
FIGURE 41 - CONVERSIONS PRICE APPRECIATION	52
FIGURE 42 - VALUE RANGE	56
FIGURE 43 - APPRAISED VALUE	56
FIGURE 44 - CONVERSION OFFERING PRICING MULTIPLES	57
FIGURE 45 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT	57
FIGURE 46 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM	57
FIGURE 47 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM	58
FIGURE 48 - COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS	59
FIGURE 49 - COMPARISON OF THE EXCHANGE VALUE TO STOCK PRICE	60

List of Exhibits

Fox Chase Bancorp, Inc.

Hatboro, Pennsylvania

Exhibit

1.	Profile of FinPro, Inc. and the Author of the Appraisal

2.	Consolidated Balance Sheets

3.	Consolidated Statements of Income

4.	Consolidated Statements of Equity and Comprehensive Income

5.	Consolidated Statements of Cash Flows

6.	Income Reconciliation of TFR to Consolidated Statements

7.	Comparable Group Selection Screens

8.	Selected Financial Data

9.	Industry Pricing Multiples

10.	Second Step Conversions 2008 to Year-to-Date

11.	Appraisal Full Offering No Foundation Pro Forma December 31, 2009 – 12 Months

Conversion Valuation Appraisal Report	Page: 1

Introduction

Fox Chase Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Fox Chase Bank from the mutual holding company form of organization to the stock form of organization. Upon completion of the conversion and the offering, all of the common stock of Fox Chase Bancorp, Inc. will be owned by public stockholders. This report represents FinPro, Inc.’s (“FinPro”) independent appraisal of the estimated pro forma market value of the common stock (the “Common Stock”) of Fox Chase Bancorp, Inc. (hereafter referred to on a consolidated basis as the “Bank”).

In compiling the pro formas, FinPro relied upon the assumptions provided by the Bank and its agents. The pro forma assumptions are as follows:

•	59.9% of the total shares will be sold to the depositors and public,

•	the stock will be issued at $10.00 per share,

•	the conversion expenses will be $4.5 million at the midpoint,

•	there will be an ESOP equal to 4% of the shares issued funded internally, amortized over 15 years straight-line,

•	there will be an MRP equal to 3.15% of the shares issued, amortized over 5 years straight-line,

•	there will be a Stock Option Plan equal to 7.87% of the shares issued, expensed at $2.92 per option over 5 years straight-line,

•	the tax rate is assumed at 34.00% and,

•	the net proceeds will be invested at the three-year Treasury Note rate of 1.66%, pre-tax.

It is our understanding that the Bank will offer its stock in a subscription and community offering to Eligible Account Holders, to the Employee Plans, and to Supplemental Eligible Account Holders of the Bank. This appraisal has been prepared in accordance with Regulation 563b.7 and the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”) which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”), including the most recent revisions as of October 21, 1994, and applicable regulatory interpretations thereof.

In the course of preparing our report, we reviewed the Bank’s audited financials for the years ended December 31, 2009 and December 31, 2009. We also reviewed the registration statement on Form S-1 as filed with the Securities and Exchange Commission (“SEC”). We have conducted due diligence analysis of the Bank and held due diligence related discussions with the Bank’s Management and Board, Stifel, Nicolaus & Company, Incorporated, (the Bank’s underwriter), and Kilpatrick Stockton LLP (the Bank’s special counsel). The valuation parameters set forth in the appraisal were predicated on these discussions but all conclusions related to the valuation were reached and made independent of such discussions.

Conversion Valuation Appraisal Report	Page: 2

Where appropriate, we considered information based upon other publicly available sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Bank’s primary market area and reviewed the market area’s economic condition. We also reviewed the competitive environment in which the Bank operates and its relative strengths and weaknesses. We compared the Bank’s performance with selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for savings institutions in particular. Our analysis included a review of the estimated effects of the Conversion of the Bank on the operations and expected financial performance as they related to the Bank’s estimated pro forma value.

In preparing our valuation, we relied upon and assumed the accuracy and completeness of financial and other information provided to us by the Bank and its independent accountants. We did not independently verify the financial statements and other information provided by the Bank and its independent accountants, nor did we independently value any of the Bank’s assets or liabilities. This estimated valuation considers the Bank only as a going concern and should not be considered as an indication of its liquidation value.

Our valuation is not intended, and must not be construed, to be a recommendation of any kind as the advisability of purchasing shares of Common Stock in the stock issuance. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of Common Stock in the stock issuance will thereafter be able to sell such shares at prices related to the foregoing valuation of the pro forma market value thereof. FinPro is not a seller of securities within the meaning of any federal or state securities laws. Any report prepared by FinPro shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The estimated valuation herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Bank’s financial condition, operating performance, management policies and procedures and current conditions in the securities market for thrift institution common stock. Should any such developments or changes, in our opinion, be material to the estimated pro forma market value of the Bank, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained at that time.

Conversion Valuation Appraisal Report	Page: 3

1. Overview and Financial Analysis

GENERAL OVERVIEW

As of December 31, 2009, the Bank had $1.2 billion in total assets, $858.3 million in deposits, $631.3 million in net loans and $123.6 million in equity. The following table sets forth information with respect to the Bank’s full-service banking offices. The data shown below is the most recently available public data with regard to branch deposits.

FIGURE 1 - CURRENT FACILITIES LIST

			Deposits as of June 30,			Growth (%)
Address	City	State	2009	2008	2004	2008-2009	2004-2009
New Jersey
1) 6059 Black Horse Pike	Egg Harbor	NJ	$55,866	$38,706	$61,631	44.33	-9.35
2) 921 West Ave	Ocean City	NJ	23,795	15,392	37,878	54.59	-37.18
3) 8 US Rt 9 S	Marmora	NJ	14,792	7,735	—	91.23	—

Pennsylvania
1) 401 Rhawn St	Philadelphia	PA	298,206	260,515	379,362	14.47	-21.39
2) 815 Bustleton Pike	Richboro	PA	154,967	104,923	144,550	47.70	7.21
3) 4390 Davisville Rd	Hatboro	PA	111,791	82,107	72,564	36.15	54.06
4) 1 Fitzwatertown Rd	Willow Grove	PA	63,114	36,728	57,581	71.84	9.61
5) 1041 York Rd	Warminster	PA	51,217	27,994	38,012	82.96	34.74
6) 137 N High St	West Chester	PA	43,199	13,604	—	217.55	—
7) 5871 Lower York Rd	Lahaska	PA	30,083	12,073	—	149.18	—
8) 210 W State St	Media	PA	15,394	3,827	—	302.25	—

	Total		$862,424	$603,604	$791,578

Source: SNL Financial

Conversion Valuation Appraisal Report	Page: 4

HISTORY AND OVERVIEW

FOX CHASE BANK

Fox Chase Bank is headquartered in Hatboro, Pennsylvania and has provided community banking services to customers for over 142 years. The Bank currently operates eleven full-service locations in Bucks, Chester, Delaware, Montgomery and Philadelphia counties in Pennsylvania and Atlantic and Cape May counties in the southern New Jersey area. At December 31, 2009, the Bank exceeded all regulatory capital requirements and was not a participant in any of the U.S. Treasury’s capital raising programs for financial institutions.

The Bank is a full service retail banking institution. The Company’s primary business lines involve generating funds from deposits or borrowings and investing such funds in loans and investment securities. The principal focus is to become the leading relationship-based business and consumer bank in the Bank’s market areas. The Bank currently operates eleven retail banking locations and ten automated teller machines throughout the Philadelphia metropolitan area and in the southern New Jersey area.

The Company’s principal executive offices are located at 4390 Davisville Road, Hatboro, Pennsylvania 19040.

Conversion Valuation Appraisal Report	Page: 5

STRATEGIC DIRECTION

The Bank’s business strategy is to grow and improve profitability by:

•	remaining a community-oriented financial institution;

•	improve earnings through asset diversification and growth;

•	improve asset quality;

•	improve the funding mix by focusing on core deposits;

•	grow through geographic expansion;

•	maintain strong capital levels; and

•	continue expense control.

Conversion Valuation Appraisal Report	Page: 6

BALANCE SHEET TRENDS

The Bank’s balance sheet declined by $24.3 million between December 31, 2005 and December 31, 2006, but assets increased $55.9 million between December 31, 2006 and December 31, 2007. The balance sheet grew by $118.4 million from December 31, 2007 to December 31, 2008 and grew by $242.5 million between December 31, 2008 and December 31, 2009.

Equity was $123.6 million as of December 31, 2009 and the equity to assets ratio was 10.53% at December 31, 2009.

FIGURE 2 - ASSET AND RETAINED EARNINGS CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 7

The following tables set forth certain information concerning the financial position of the Bank at the dates indicated.

FIGURE 3 - KEY BALANCE SHEET DATA

	At December 31,
Selected Financial Condition (in thousands)	2009	2008	2007	2006	2005
	(in thousands)
Total assets	$1,173,818	$931,270	$812,919	$756,985	$781,291
Cash and cash equivalents	65,418	3,944	31,275	134,441	46,086
Securities available-for-sale	422,467	294,723	296,304	228,432	329,504
Loans receivable, net	631,296	588,975	447,035	355,617	366,393
Deposits	858,277	608,472	585,560	596,534	682,307
Federal Home Loan Bank advances	137,165	146,379	80,000	30,000	30,000
Other borrowed funds	50,000	50,000	20,000	—	—
Total stockholders’ equity	123,634	121,220	122,371	125,645	63,521

Source: Offering Prospectus

FIGURE 4 - KEY RATIOS

	At December 31,
	2009	2008	2007	2006	2005
Performance Ratios:
Return on average assets	-0.09%	0.14%	0.26%	0.49%	0.71%
Return on average equity	-0.82%	1.00%	1.54%	4.59%	9.50%
Interest rate spread (1)	1.74%	2.01%	1.85%	1.90%	1.78%
Net interest margin (2)	2.16%	2.59%	2.60%	2.33%	2.05%
Noninterest expense to average assets	1.81%	2.18%	2.48%	2.66%	1.80%
Efficiency ratio (3)	79.90%	82.00%	91.80%	105.80%	79.70%
Average interest-earning assets to average interest-bearing liabilities	115.60%	119.70%	123.70%	113.50%	109.10%
Average equity to average assets	11.11%	13.98%	16.66%	10.58%	7.44%

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.65%	1.05%	0.75%	0.82%	2.22%
Allowance for loan losses as a percent of nonperforming loans and accruing loans of 90 days or more past due	35.73%	107.01%	412.21%	91.44%	163.90%
Net charge-offs to average outstanding loans during the period	0.75%	—	—	—	—
Nonperforming loans as a percent of total loans	4.62%	0.98%	0.18%	0.90%	1.36%
Nonperforming loans as a percent of total assets	2.87%	0.63%	0.10%	0.43%	0.67%

Capital Ratios:
Total equity to total assets	10.53%	13.02%	15.05%	16.60%	8.13%
Tier 1 capital (to adjusted assets) (4)	8.51%	10.70%	12.03%	12.49%	8.40%
Tier 1 capital (to risk-weighted assets) (4)	15.41%	18.11%	21.78%	26.79%	17.76%
Total risk-based capital (to risk-weighted assets) (4)	16.57%	19.25%	22.54%	27.62%	19.02%

Other Data:
Deposit accounts	52,416	49,252	52,817	55,957	61,349
Offices	11	11	11	11	8

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities, premises and equipment and assets acquired through foreclosure. For 2006, reflects a charge of $1.5 million for the contribution made to the Fox Chase Bank Charitable Foundation in connection with the initial public offering.
(4)	Ratios are for Fox Chase Bank.

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 8

LOAN PORTFOLIO

The Bank’s loan portfolio has increased by $264.9 million from December 31, 2005 to December 31, 2009, with $141.9 million of the growth coming between December 31, 2007 and December 31, 2008. As a percent of assets, the loan portfolio has increased from 46.90% to 53.78% between December 31, 2005 and December 31, 2009, respectively.

FIGURE 5 - NET LOANS RECEIVABLE CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 9

Since December 31, 2005, the loan portfolio composition has shifted toward multi-family and commercial real estate and commercial loans and has shifted away from one-to-four-family residential real estate and home equity loans.

FIGURE 6 - LOAN MIX AS OF DECEMBER 31, 2009

	At December 31,
	2009		2008		2007		2006		2005
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real estate loans:
One-to four-family	$268,535	41.80%	$260,833	43.80%	$215,817	47.90%	$209,463	58.30%	$228,476	60.90%
Multi-family and commercial	207,738	32.40%	155,564	26.20%	76,287	16.90%	44,681	12.40%	32,923	8.80%
Construction	40,799	6.40%	65,002	10.90%	46,471	10.30%	11,568	3.20%	31,015	8.30%

Total real estate loans	517,072	80.60%	481,399	80.90%	338,575	75.10%	265,712	73.90%	292,414	78.00%

Consumer loans:
Home equity loans	50,080	7.80%	63,987	10.70%	68,431	15.20%	73,456	20.50%	65,003	17.30%
Home equity lines of credit	13,664	2.10%	11,486	1.90%	9,642	2.10%	10,468	2.90%	16,269	4.30%
Other	5,618	0.90%	613	0.20%	671	0.20%	1,178	0.40%	1,468	0.40%

Total consumer loans	69,362	10.80%	76,086	12.80%	78,744	17.50%	85,102	23.80%	82,740	22.00%

Commercial and industrial	55,434	8.60%	37,371	6.30%	33,356	7.40%	8,194	2.30%	175	—

Total loans	641,868	100.00%	594,856	100.00%	450,675	100.00%	359,008	100.00%	375,329	100.00%

Less:
Deferred loan origination costs (fees), net	33		379		(264)		(442)		(587)
Allowance for loan losses	(10,605)		(6,260)		(3,376)		(2,949)		(8,349)

Net loans	$631,296		$588,975		$447,035		$355,617		$366,393

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 10

The two large components in the loan portfolio are 1-4 family residential loans, which account for 42% of the portfolio mix at December 31, 2009, and multi-family and commercial real estate loans, which account for 32% of the portfolio mix at December 31, 2009.

FIGURE 7 - LOAN MIX AT DECEMBER 31, 2009

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 11

INVESTMENTS

The investment portfolio increased $93.0 million between December 31, 2005 and December 31, 2009.

FIGURE 8 - SECURITIES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 12

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

The following table sets forth the amortized cost and fair values of the Bank’s securities portfolio at the dates indicated. All of the securities were classified as available-for-sale at the dates indicated. The portfolio is predominately agency sponsored MBS. As a result of negative trends for the Company’s private label residential mortgage security, management’s analysis during the second quarter 2009 indicated that the security was other-than-temporary impaired in the amount of $605 thousand, $157 thousand of which was recognized on the Statement of Operations and $448 thousand in other comprehensive income (before taxes). There was no additional other-than-temporary credit impairment charge on this investment in the third or fourth quarter of 2009.

FIGURE 9 - INVESTMENT MIX

	At December 31,
	2009		2008		2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Obligations of U.S. government agencies	$305	$306	$—	$—	$10,000	$10,016
State and political subdivisions	9,199	9,292	14,679	14,463	81,019	81,143
Corporate securities	9,838	9,950	11,124	10,578	—	—

Total investment securities	19,342	19,548	25,803	25,041	91,019	91,159

Private label residential mortgage related security	628	195	889	269	1,181	1,208
Private label commercial mortgage related securities	17,607	17,833	10,049	7,304	10,069	10,137
Agency residential mortgage related securities	374,824	384,891	257,990	262,109	193,112	193,800

Total mortgage related securities	393,059	402,919	268,928	269,682	204,362	205,145

Total securities	$412,401	$422,467	$294,731	$294,723	$295,381	$296,304

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 13

ASSET QUALITY

The Bank’s nonperforming assets increased to $33.7 million at December 31, 2009 from $5.2 million at December 31, 2005. The Bank’s nonperformings asset to total assets ratio increased from 0.67% at December 31, 2005 to 2.87% at December 31, 2009.

FIGURE 10 - ASSET QUALITY CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 14

At December 31, 2009, the Company’s nonperforming loans to total loan ratio was 4.62% and the nonperforming assets to total assets ratio was 2.87%. The largest increases in the portfolio were construction loans, one-to-four family real estate, and multi-family and commercial real estate. Nonperforming construction loans increased $12.2 million from December 31, 2008 to December 31, 2009. Nonperforming one-to-four-family real estate loans increased by $6.2 million from December 31, 2008 to December 31, 2009. Nonperforming multi-family and commercial real estate increased by $4.1 million from December 31, 2008 to December 31, 2009.

FIGURE 11 - NONPERFORMING LOANS

	At December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)

Nonaccrual loans:
One-to four-family real estate	$7,740	$1,503	$155	$284	$548
Multi-family and commercial real estate	4,738	685	105	—	2,972
Construction	15,739	3,495	—	—	—
Consumer	612	167	—	—	—
Commercial and industrial	250	—	—	—	—

Total	29,079	5,850	260	284	3,520

Accruing loans past due 90 days or more:
One-to four-family	—	—	559	—	—
Multi-family and commercial real estate	601	—	—	2,941	1,574

Total	601	—	559	2,941	1,574

Total of nonaccrual loans and accruing loans 90 days or more past due	$29,680	$5,850	$819	$3,225	$5,094

Real estate owned	4,052	—	—	—	107

Total nonperforming assets	$33,732	$5,850	$819	$3,225	$5,201

Total nonperforming loans and accruing loans past due 90 days or more to total loans	4.62%	0.98%	0.18%	0.90%	1.36%
Total nonperforming loans to total assets	2.53%	0.63%	0.10%	0.43	0.65%
Total nonperforming assets to total assets	2.87%	0.63%	0.10%	0.43	0.67%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 15

The Bank’s reserve to loan ratio was 1.65% as of December 31, 2009. The ratio has trended upward since 2007.

FIGURE 12 - ALLOWANCE FOR POSSIBLE LOAN AND LEASE LOSSES CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 16

FUNDING COMPOSITION

Following two years of declines, the Bank experienced deposit growth of $272.7 million between December 31, 2007 and December 31, 2009. As of December 31, 2009, the Bank had outstanding borrowings of $187.2 million.

FIGURE 13 - DEPOSIT AND BORROWING TREND CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 17

The following chart illustrates the Bank’s deposit mix as of December 31, 2009. The two largest components of the deposit mix are certificates of deposit and money market accounts.

FIGURE 14 - DEPOSIT MIX

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 18

ASSET/LIABILITY MANAGEMENT

The following table, which is based on information that the Bank provided to the Office of Thrift Supervision, presents the change in the net portfolio value of the Bank at September 30, 2009 (the latest date for which the information is available) that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that the Bank might take to counteract that change. The Bank’s interest rate risk position is considered to be “Minimum Risk” according to TB-13a.

FIGURE 15 - INTEREST RATE RISK

Basis point (“bp”)	Net Portfolio Value			Net Portfolio Value as % of Portfolio Value of Assets
Change in rates	Amount	Change	% Change	NPV Ratio	Change (bp)
	(Dollars in thousands)
300	$80,064	$(45,613)	-36%	6.84%	-333
200	99,038	(26,640)	-21%	8.28%	-189
100	118,970	(6,707)	-5%	9.77%	-40
50	119,307	(6,370)	-5%	9.72%	-45
0	125,677	—		10.17%	0
-50	122,942	(2,735)	-2%	9.90%	-27
-100	124,218	(1,459)	-1%	9.97%	-20

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 19

NET WORTH AND CAPITAL

At December 31, 2009 the Bank had capital in excess of the minimum requirements for all capital ratios.

FIGURE 16 - CAPITAL ANALYSIS

	At December 31, 2009
Bank Level Regulatory Capital Position	Amount (000’s)	Percentage of Assets

GAAP capital	$106,136	9.02%

Tier 1 leverage capital
Capital level	99,592	8.51%
Requirement	46,809	4.00%

Excess	52,783	4.51%

Tier 1 risk-based capital
Capital level	99,592	15.41%
Requirement	25,854	4.00%

Excess	73,738	11.41%

Total risk-based capital
Capital level	107,092	16.57%
Requirement	51,707	8.00%

Excess	$55,385	8.57%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 20

PROFITABILITY TRENDS

Net income trended downward between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2009. The decline of over this time period was primarily attributable to higher provision expense. Provision recoveries were $6.0 million and $5.4 million for the twelve months ended December 31, 2005 and December 31, 2006, respectively. Provision expense increased to $425 thousand for the twelve months ended December 31, 2007 and increased to $2.9 million and $9.1 million for the twelve months ended December 31, 2008 and December 31, 2009, respectively.

FIGURE 17 - NET INCOME CHART

For the twelve months ended,

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 21

The net interest spread and margin decreased between the twelve months ended December 31, 2008 and the twelve months ended December 31, 2009. The decline was primarily attributable to the yield on earning assets declining more than the cost of funding.

FIGURE 18 - AVERAGE YIELDS AND COSTS

	Years Ended December 31,
	2009			2008			2007
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Interest-earning demand deposits	$50,506	$622	1.23%	$10,218	$131	1.28%	$81,864	$4,167	5.09%
Money market funds	27,564	183	0.67%	16,892	536	3.17%	806	40	4.96%
Mortgage-related securities	352,542	14,654	4.16%	246,811	12,356	5.01%	147,978	7,329	4.95%
Taxable securities	28,102	764	2.72%	29,334	1,240	4.23%	61,530	3,236	5.26%
Nontaxable securities	12,082	482	3.99%	15,350	613	3.99%	24,023	924	3.85%
Loans:
Residential loans	266,577	14,575	5.47%	238,858	13,550	5.67%	208,828	11,791	5.65%
Commercial loans	285,460	15,882	5.49%	203,391	13,048	6.31%	113,822	8,800	7.63%
Consumer loans	73,572	4,236	5.76%	76,545	4,410	5.76%	81,467	4,770	5.86%

Total Loans	625,609	34,693	5.51%	518,794	31,008	5.94%	404,117	25,361	6.25%
Allowance for loan losses	-7,311			-3,857			-3,056

Net loans	618,298	34,693		514,937	31,008		401,061	25,361

Total interest-earning assets	1,089,094	51,398	4.67%	833,542	45,884	5.45%	717,262	41,057	5.68%

Noninterest-earning assets	37,282			35,946			36,172

Total assets	$1,126,376			$869,488			$753,434

Liabilities and equity:
Interest-bearing liabilities:
NOW and money market deposit accounts	$189,946	2,874	1.51%	$109,499	2,307	2.11%	$81,943	1,997	2.44%
Savings accounts	51,350	90	0.17%	52,748	158	0.30%	59,160	424	0.72%
Certificates of deposit	506,076	17,625	3.48%	385,141	15,998	4.15%	402,120	18,105	4.50%

Total interest-bearing deposits	747,372	20,589	2.75%	547,388	18,463	3.37%	543,223	20,526	3.78%
FHLB advances	144,224	5,311	3.63%	122,145	4,653	3.73%	34,422	1,642	4.77%
Other borrowed funds - short term	284	2	0.69%	—		0.00%	—	—	0.00%
Other borrowed funds - long term	50,000	1,733	3.42%	26,863	963	3.53%	2,222	82	3.62%

Total borrowings	194,508	7,046	3.57%	149,008	5,598	3.70%	36,644	1,724	4.64%

Total interest-bearing liabilities	941,880	27,635	2.92%	696,396	24,061	3.44%	579,867	22,250	3.83%

Noninterest-bearing deposits	50,743			46,044			43,036
Other noninterest-bearing liabilities	8,665			5,462			4,983

Total liabilities	1,001,288			747,902			627,886

Retained earnings	120,619			121,852			126,257
Accumulated comprehensive income	4,469			-266			-709

Total stockholder’s equity	125,088			121,586			125,548

Total liabilities and stockholders’ equity	$1,126,376			$869,488			$753,434

Net interest income		$23,763			$21,823			$18,807

Interest rate spread			1.74%			2.01%
Net interest margin			2.16%			2.59%
Average interest-earning assets to average interest-bearing liabilities			115.63%			119.69%

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 22

Spread and margin trended downward between December 31, 2007 and December 31, 2009, due in large part to declining yield.

The net interest spread and margin both decreased between the twelve months ended December 31, 2008 and December 31, 2009 due to yields declining more than the cost of funding.

FIGURE 19 - SPREAD AND MARGIN CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 23

Net income trended downward between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2009. The decline over this time period was primarily attributable to higher provision expenses. Net interest income and noninterest income increased between the twelve months ended December 31, 2008 and the twelve months ended December 31, 2009. This increase was offset by higher provision expense and higher noninterest expense during the period between the twelve months ended December 31, 2008 and the twelve months ended December 31, 2009.

FIGURE 20 - INCOME STATEMENT TRENDS

	At December 31,
Selected Financial Condition (in thousands)	2009	2008	2007	2006	2005
	(in thousands)
Interest income	$51,398	$45,884	$41,057	$37,177	$37,601
Interest expense	27,635	24,061	22,250	20,459	20,697

Net interest income	23,763	21,823	18,807	16,718	16,904
Provision (credit) for loan losses	9,052	2,900	425	(5,394)	(6,025)

Net interest income after provision (credit) for loan losses	14,711	18,923	18,382	22,112	22,929
Noninterest income	3,767	1,405	2,696	2,073	1,214
Noninterest expense	20,333	18,948	18,688	19,867	15,208

(Loss) income before income tax (benefit) expense	(1,855)	1,380	2,390	4,318	8,935
Income tax (benefit) expense	(827)	165	460	684	2,975

Net (loss) income (1)	$(1,028)	$1,215	$1,930	$3,634	$5,960

Source: Offering Prospectus

(1)	Net income for 2006 reflects a charge of $1.5 million for the contribution made to the Fox Chase Bank Charitable Foundation in connection with the initial public offering.

Conversion Valuation Appraisal Report	Page: 24

LEGAL PROCEEDINGS

At December 31, 2009, the Bank was not involved in any legal proceedings the outcome of which it believes would be material to its financial condition or results of operations. Periodically, there have been various claims and lawsuits against the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank’s business. The Bank is currently not a party to any pending legal proceedings that the Bank believes would have a material adverse effect on the financial condition, results of operations or cash flows.

SUBSIDIARIES

Fox Chase Bank established Fox Chase Financial, Inc. in 1999. As a Delaware-chartered corporation investment company, Fox Chase Financial manages and holds investment securities.

In February 2009, Fox Chase Bank established Fox Chase Service Corporation as a wholly-owned subsidiary. A Pennsylvania-chartered corporation, Fox Chase Service Corporation made and manages the Bank’s investment in Philadelphia Mortgage Advisors, Inc.

Conversion Valuation Appraisal Report	Page: 25

2. Market Area Analysis

New Jersey Market Area. The economy of Atlantic County is dominated by the gaming industry in nearby Atlantic City as the primary employer. The economy of Cape May County is primarily geared towards tourism. According to published statistics, Atlantic County’s population in 2009 was approximately 279,000 and Cape May County’s population was approximately 101,000. The economy in Atlantic County, while strong in recent years as new and expanding casinos in Atlantic City were being developed, began deteriorating as gaming revenues fell in 2008 and 2009. Cape May County also generally benefits from the growth in and around Atlantic City, as many residents commute to that area for employment. Although the economy in this market area has been strong in recent years, during 2008 and 2009 gaming revenues and casino development has declined, resulting in a significant deterioration in development and employment. Additionally, median household and per capita income in Atlantic and Cape May Counties are lower than the comparable figures for New Jersey as a whole. The southern New Jersey market is located outside of a major metropolitan area, resulting in lower average income levels and a smaller portion of higher-paying, professional jobs.

Philadelphia Market Area. The economy of the Philadelphia market area is primarily dominated by the service sector. According to published statistics, the population of the five-county area served by the Bank’s branches totaled approximately 3.9 million in 2008. The economy in the Philadelphia market area contains a highly-educated workforce and a diverse local economy as traditional employers in the manufacturing and financial services industry have been bolstered by growth in the life sciences and health care industries as well as the information technology and communication sectors. The median household and per capita income in Bucks, Chester, Delaware and Montgomery Counties significantly exceeds the comparable figures for Pennsylvania as a whole, while the median household and per capita income in Philadelphia County trailed the comparable figures for Pennsylvania.

Conversion Valuation Appraisal Report	Page: 26

The following tables provide deposit and demographic data for the Bank’s market area.

FIGURE 21 - DEPOSIT AND DEMOGRAPHIC DATA FOR ATLANTIC, NJ

Market: Atlantic, NJ					Deposit Data as of 6/30/2009

Deposits Summary
(Deposit data in $000)

	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	3,686,797	4,604,486	4,704,101	4,769,306	4,126,909	4,450,923	1.56

Demographic Data

	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	252,552	279,172	289,448	10.54	3.68
0-14 Age Group (%):	21	20	19	1.16	3.12
15-34 Age Group (%):	25	26	27	13.36	6.25
35-54 Age Group (%):	31	29	26	4.84	-6.43
55+ Age Group (%):	23	25	28	24.00	13.09

Total Households:	95,024	105,339	109,300	10.86	3.76
$0-24K Households (%):	26	19	17	-21.12	-8.59
$25-50K Households (%):	30	25	22	-7.86	-7.16
$50K+ Households (%):	44	56	61	43.16	12.74

Average Household Income:	54,678	67,826	69,627	24.05	2.66
Median Household Income:	43,991	55,982	59,659	27.26	6.57
Per Capita Income:	21,034	26,022	26,761	23.71	2.84
Source: ESRI

Source: SNL Securities and ESRI

FIGURE 22 - DEPOSIT AND DEMOGRAPHIC DATA FOR CAPE MAY, NJ

Market: Cape May, NJ					Deposit Data as of 6/30/2009

Deposits Summary
(Deposit data in $000)

	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	2,398,471	2,565,456	2,566,519	2,513,469	2,432,984	2,598,470	0.49

Demographic Data

	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	102,326	100,834	99,950	-1.46	-0.88
0-14 Age Group (%):	18	16	15	-15.87	-2.81
15-34 Age Group (%):	21	21	20	-1.16	-1.87
35-54 Age Group (%):	29	27	25	-7.87	-10.01
55+ Age Group (%):	32	36	39	12.64	7.42

Total Households:	42,148	42,787	42,707	1.52	-0.19
$0-24K Households (%):	29	19	17	-31.90	-12.12
$25-50K Households (%):	30	26	24	-11.16	-10.52
$50K+ Households (%):	41	55	60	33.92	9.01

Average Household Income:	57,755	71,553	73,604	23.89	2.87
Median Household Income:	41,660	54,354	58,341	30.47	7.34
Per Capita Income:	24,172	30,858	32,015	27.66	3.75
Source: ESRI

Source: SNL Securities and ESRI

Conversion Valuation Appraisal Report	Page: 27

FIGURE 23 - DEPOSIT AND DEMOGRAPHIC DATA FOR BUCKS, PA

Market: Bucks, PA					Deposit Data as of 6/30/2009

Deposits Summary
(Deposit data in $000)

	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	10,446,988	11,054,621	11,912,031	12,130,075	12,355,319	13,986,195	3.30

Demographic Data

	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	597,635	634,223	648,313	6.12	2.22
0-14 Age Group (%):	21	20	20	-1.36	1.54
15-34 Age Group (%):	24	23	23	1.02	2.51
35-54 Age Group (%):	33	32	29	1.26	-5.21
55+ Age Group (%):	22	26	28	26.59	11.59

Total Households:	218,725	234,527	240,768	7.22	2.66
$0-24K Households (%):	16	10	9	-33.69	-2.39
$25-50K Households (%):	25	16	14	-28.74	-11.36
$50K+ Households (%):	59	74	77	33.05	6.43

Average Household Income:	73,983	98,997	103,374	33.81	4.42
Median Household Income:	59,726	79,444	83,374	33.01	4.95
Per Capita Income:	27,430	36,801	38,605	34.16	4.90
Source: ESRI

Source: SNL Securities and ESRI

FIGURE 24 - DEPOSIT AND DEMOGRAPHIC DATA FOR CHESTER, PA

Market: Chester, PA					Deposit Data as of 6/30/2009

Deposits Summary
(Deposit data in $000)

	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	7,174,541	7,752,029	8,739,697	9,034,615	8,889,453	10,212,787	4.84

Demographic Data

	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	433,501	499,763	532,960	15.29	6.64
0-14 Age Group (%):	22	21	20	8.90	5.35
15-34 Age Group (%):	25	24	24	9.96	9.21
35-54 Age Group (%):	33	31	29	10.06	-2.33
55+ Age Group (%):	21	24	27	36.73	16.65

Total Households:	157,905	184,056	197,363	16.56	7.23
$0-24K Households (%):	15	10	9	-23.08	1.88
$25-50K Households (%):	22	15	13	-20.22	-7.39
$50K+ Households (%):	63	75	78	38.71	10.88

Average Household Income:	85,047	112,852	118,507	32.69	5.01
Median Household Income:	64,836	87,308	93,734	34.66	7.36
Per Capita Income:	31,627	41,991	44,340	32.77	5.59
Source: ESRI

Source: SNL Securities and ESRI

Conversion Valuation Appraisal Report	Page: 28

FIGURE 25 – DEPOSIT AND DEMOGRAPHIC DATA FOR DELAWARE, PA

Market: Delaware, PA					Deposit Data as of 6/30/2008

Deposits Summary
(Deposit data in $000)

	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	7,911,118	8,385,152	8,796,331	9,082,089	9,140,696	10,650,784	3.42

Demographic Data

	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	550,864	558,969	559,509	1.47	0.10
0-14 Age Group (%):	21	19	19	-6.55	-0.99
15-34 Age Group (%):	26	26	26	0.52	1.44
35-54 Age Group (%):	30	29	26	-1.40	-8.52
55+ Age Group (%):	24	27	29	12.91	8.89

Total Households:	206,320	209,124	209,753	1.36	0.30
$0-24K Households (%):	23	15	15	-32.87	-3.47
$25-50K Households (%):	27	21	19	-20.69	-12.25
$50K+ Households (%):	50	64	67	28.85	5.37

Average Household Income:	65,639	83,416	87,323	27.08	4.68
Median Household Income:	50,104	66,300	69,779	32.32	5.25
Per Capita Income:	25,040	31,792	33,396	26.96	5.05
Source: ESRI

Source: SNL Securities and ESRI

FIGURE 26 – DEPOSIT AND DEMOGRAPHIC DATA FOR MONTGOMERY, PA

Market: Montgomery, PA					Deposit Data as of 6/30/2008

Deposits Summary
(Deposit data in $000)

	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	15,585,373	16,783,565	18,410,895	19,539,913	20,436,795	21,818,516	4.38

Demographic Data

	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	750,097	786,653	801,186	4.87	1.85
0-14 Age Group (%):	20	19	19	-0.83	0.67
15-34 Age Group (%):	24	23	24	-1.14	4.70
35-54 Age Group (%):	31	31	28	2.64	-6.45
55+ Age Group (%):	24	27	29	18.71	9.60

Total Households:	286,098	302,908	309,446	5.88	2.16
$0-24K Households (%):	16	10	9	-34.38	-3.00
$25-50K Households (%):	24	17	15	-23.67	-11.96
$50K+ Households (%):	60	73	76	28.48	6.22

Average Household Income:	79,813	103,260	108,780	29.38	5.35
Median Household Income:	60,868	80,212	84,230	31.78	5.01
Per Capita Income:	30,898	40,149	42,445	29.94	5.72
Source: ESRI

Source: SNL Securities and ESRI

Conversion Valuation Appraisal Report	Page: 29

FIGURE 27 - DEPOSIT AND DEMOGRAPHIC DATA FOR PHILADELPHIA, PA

Market: Philadelphia, PA	Deposit Data as of 6/30/2008

Deposits Summary
(Deposit data in $000)
	6/2004	6/2005	6/2006	6/2007	6/2008	6/2009	CAGR(%)
Total Deposits	29,257,357	35,226,046	41,545,533	44,400,259	44,803,956	47,957,154	10.83

Demographic Data
	Base 2000	Current 2009	Projected 2014	% Change 2000-2009	% Change 2009-2014
Total Population:	1,517,550	1,452,449	1,413,509	-4.29	-2.68
0-14 Age Group (%):	21	20	20	-11.47	-2.07
15-34 Age Group (%):	30	30	29	-4.95	-3.89
35-54 Age Group (%):	27	26	24	-5.55	-9.76
55+ Age Group (%):	22	24	27	4.94	5.85

Total Households:	590,071	568,420	554,585	-3.67	-2.43
$0-24K Households (%):	42	33	32	-25.15	-5.38
$25-50K Households (%):	29	26	23	-14.48	-13.43
$50K+ Households (%):	29	42	46	38.04	6.66

Average Household Income:	41,525	52,609	54,501	26.69	3.60
Median Household Income:	30,781	41,408	45,404	34.52	9.65
Per Capita Income:	16,509	21,112	21,992	27.88	4.17
Source: ESRI

Source: SNL Securities and ESRI

Conversion Valuation Appraisal Report	Page: 30

3. Comparisons with Publicly Traded Thrifts

INTRODUCTION

This section presents an analysis of the Bank’s operations against a selected group (“Comparable Group”) of publicly traded thrifts. The Comparable Group was selected based upon similarity of characteristics to the Bank. The Comparable Group multiples provide the basis for the valuation of the Bank.

Factors that influence the Bank’s value such as balance sheet structure and size, profitability, income and expense trends, capital levels, credit risk, and recent operating results can be measured against the Comparable Group. The Comparable Group’s current market pricing, coupled with the appropriate aggregate adjustment for differences between the Bank and the Comparable Group, will then be utilized as the basis for the pro forma valuation of the Bank’s to-be-issued common stock.

SELECTION CRITERIA

The goal of the selection criteria process is to find those institutions with characteristics that most closely match those of the Bank. In an ideal world, all of the Comparable Group would contain the exact characteristics of the Bank. However, none of the Comparables selected will be exact clones of the Bank.

As of the date of this appraisal, there are a total of 256 thrifts that trade on public exchanges. There are 147 traded on the NYSE, NASDAQ or AMEX. FinPro limited the Comparable Group to institutions whose common stock is listed on a major exchange, (defined as the NYSE, NASDAQ or AMEX) since these companies tend to trade regularly. FinPro believes that thrifts that trade over-the-counter or as pink sheets are inappropriate for the Comparable Group, due to irregular trading activity and wide bid/ask spreads, which may skew the trading value and make trading multiples less reliable as an indicator of value.

Institutions that were structured as Mutual Holding Companies (MHC’s) were eliminated. 38 institutions were eliminated due to the MHC structure, leaving 109 remaining institutions.

Institutions outside of the Mid-Atlantic and Northeast region were eliminated. 59 institutions were eliminated due to being outside the target region.

Conversion Valuation Appraisal Report	Page: 31

Of the 50 remaining institutions, 37 institutions were eliminated due to their size. An institution was eliminated if total assets were below $800 million or above $1.9 billion.

After narrowing the list down for the size range, 13 institutions remained. One institution was then eliminated due to insufficient data. One institution was eliminated due to being located in New Hampshire, which was viewed being too far removed from the target region. One institution was removed due to the institution serving a specific ethnic mix.

The remaining 10 institutions were deemed acceptable Comparables.

Using the criteria established, the Comparable Group was created. It is important to note that none of the Comparables will be identical clones of the Bank and as such subjective adjustments will have to be made. A variance to the Comparable median was established for each data field.

FIGURE 28 - COMPARABLE GROUP

		Corporate
Ticker	Short Name	Exchange	City	State	Number of Offices	IPO Date
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	NASDAQ	Jenkintown	PA	20	06/28/2007
BFED	Beacon Federal Bancorp, Inc.	NASDAQ	East Syracuse	NY	8	10/02/2007
CBNJ	Cape Bancorp, Inc.	NASDAQ	Cape May Court House	NJ	18	02/01/2008
ESSA	ESSA Bancorp, Inc.	NASDAQ	Stroudsburg	PA	14	04/04/2007
HARL	Harleysville Savings Financial Corporation	NASDAQ	Harleysville	PA	7	08/04/1987
HIFS	Hingham Institution for Savings	NASDAQ	Hingham	MA	10	12/20/1988
LEGC	Legacy Bancorp, Inc.	NASDAQ	Pittsfield	MA	20	10/26/2005
LSBX	LSB Corporation	NASDAQ	North Andover	MA	8	05/02/1986
UBNK	United Financial Bancorp, Inc.	NASDAQ	West Springfield	MA	24	12/04/2007
WFD	Westfield Financial, Inc.	NASDAQ	Westfield	MA	11	01/04/2007

	Average
	Median
	Maximum
	Minimum

FXCB	Fox Chase Bancorp, Inc. (MHC)	NASDAQ	Hatboro	PA	11	10/02/2006

Conversion Valuation Appraisal Report	Page: 32

OVERVIEW OF THE COMPARABLES

The members of the Comparable Group were reviewed against the Bank to ensure comparability based upon the following criteria:

1.	Asset size

2.	Profitability

3.	Capital Level

4.	Balance Sheet Mix

5.	Operating Strategy

6.	Date of conversion

1. Asset Size Ideally, the Comparable Group should have a similar asset size to the Bank. The Comparable Group ranged in size from $816.6 million to $1.5 billion in total assets with a median of $1.1 billion. The Bank’s asset size was $1.2 billion as of December 31, 2009. At the pro forma midpoint of the offering range, the Bank is expected to have assets of $1.3 billion.

2. Profitability The Comparable Group had a median core ROAA of 0.53% and a median ROAE of 3.54% for the last twelve months. The Bank had a core ROAA of -0.21% and a core ROAE of -1.92% for the twelve months ended December 31, 2009. On a pro forma basis, the Bank’s core ROAA and core ROAE are -0.19% and -1.12%, respectively.

3. Capital Level The Comparable Group had a median tangible equity to tangible assets ratio of 10.61% with a high of 20.76% and a low of 6.06%. At December 31, 2009, the Bank had a tangible equity to tangible assets ratio of 10.53%. On a pro forma basis, at the midpoint, the Bank would have a tangible equity to tangible assets ratio of 16.37%.

4. Balance Sheet Mix At December 31, 2009, the Bank had a net loan to asset ratio of 53.78%. The median loan to asset ratio for the Comparables was 70.67%, ranging from a low of 40.02% to a high of 78.22%. On the liability side, the Bank’s deposit to asset ratio was 73.12% at December 31, 2009 while the Comparable median was 66.20%, ranging from 38.70% to 68.84%. The Bank’s borrowing to asset ratio of 15.94% is below the Comparable median of 24.18%.

5. Operating Strategy An institution’s operating characteristics are important because they determine future performance. Operational strategy also affects expected rates of return and investors’ general perception of the quality, risk and attractiveness of a given company. Specific operating characteristics include profitability, balance sheet growth, asset quality, capitalization and non-financial factors such as management strategies and lines of business.

6. Date of Conversion Recent conversions, those completed on or after March 2, 2009, were excluded since the earnings of a newly converted institution do not reflect the reinvestment of conversion proceeds. Additionally, new issues tend to trade at a discount to the market averages.

Conversion Valuation Appraisal Report	Page: 33

The following table represents key financial indicators for the Bank and the Comparable Group.

FIGURE 29 - KEY FINANCIAL INDICATORS

	The Bank at or for the Twelve Months Ended 12/31/09	Comparable Group Median Last Twelve Months
Balance Sheet Data
Gross Loans to Deposits	74.79	108.57
Total Net Loans to Assets	53.78	70.67
Securities to Assets	35.99	23.34
Deposits to Assets	73.12	66.20
Borrowed Funds to Assets	15.94	24.18
Balance Sheet Growth
Asset Growth Rate	26.04	4.26
Loan Growth Rate	7.19	2.97
Deposit Growth Rate	41.05	13.21
Capital
Equity to Assets	10.53	12.32
Tangible Equity to Tangible Assets	10.53	10.61
Intangible Assets to Equity	—	—
Regulatory Core Capital to Assets	8.51	9.63
Equity + Reserves to Assets	11.44	13.52
Asset Quality
Non-Performing Loans to Loans	4.62	1.55
Reserves to Non-Performing Loans	35.73	58.70
Non-Performing Assets to Assets	2.87	1.23
Non-Performing Assets to Equity	27.28	10.75
Reserves to Loans	1.65	1.26
Reserves to Non-Performing Assets + 90 Days Del.	31.44	58.17
Profitability
Return on Average Assets	(0.09)	0.47
Return on Average Equity	(0.82)	2.80
Core Return on Average Assets	(0.21)	0.53
Core Return on Average Equity	(1.92)	3.54
Income Statement
Yield on Average Earning Assets	4.67	5.23
Cost of Average Interest Bearing Liabilities	2.92	2.47
Net Interest Spread	1.74	2.43
Net Interest Margin	2.16	2.96
Noninterest Income to Average Assets	0.14	0.29
Noninterest Expense to Average Assets	1.81	2.00
Efficiency Ratio	79.90	67.83
Overhead Ratio	76.82	61.90

Source: The Bank’s Offering Circular, FinPro calculations and SNL Securities

Conversion Valuation Appraisal Report	Page: 34

4. Market Value Determination

MARKET VALUE ADJUSTMENTS

The estimated pro forma market value of the Bank, along with certain adjustments to its value relative to market values for the Comparable Group are delineated in this section. The adjustments are made from potential investors’ viewpoint and are adjustments necessary when comparing the Bank to the Comparable Group. The adjustment factors are subjectively assessed using the appraiser’s knowledge and expertise and an aggregate adjustment is determined. Potential investors include depositors holding subscription rights and unrelated parties who may purchase stock in the community offering and who are assumed to be aware of all relevant and necessary facts as they pertain to the value of the Bank relative to other publicly traded thrift institutions and relative to alternative investment opportunities.

There are numerous criteria on which the market value adjustments are based. The major criteria utilized for purposes of this report include:

Adjustments Relative to the Comparable Group:

•	Financial Condition

•	Balance Sheet Growth

•	Earnings Quality, Predictability and Growth

•	Market Area

•	Cash Dividends

•	Liquidity of the Issue

•	Recent Regulatory Matters

Adjustments for Other Factors:

•	Management

•	Subscription Interest

•	Other than Temporary Impairment Charge

To ascertain the market value of the Bank, the median trading multiple values for the Comparable Group are utilized as the starting point. The adjustment, up or down, to the Comparable Group median multiple values is made based on the comparison of the Bank to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 35

FINANCIAL CONDITION

The balance sheet strength of an institution is an important market value determinant, as the investment community considers such factors as cash liquidity, capitalization, asset composition, funding mix, intangible levels and interest rate risk in assessing the attractiveness of investing in the common stock of a thrift. The following figures summarize the key financial elements of the Bank measured against the Comparable Group.

FIGURE 30 - KEY BALANCE SHEET DATA

		Key Financial Data for the Most Recent Period End
Ticker	Short Name	Total Assets ($000)	Loans/ Deposits (%)	Loans/ Assets (%)	Securities/ Assets (%)	Deposits/ Assets (%)	Borrowings/ Assets (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	1,238,112	91.00	62.49	27.06	68.67	13.20
BFED	Beacon Federal Bancorp, Inc.	1,066,897	119.96	77.95	18.12	64.98	NA
CBNJ	Cape Bancorp, Inc.	1,072,821	108.99	74.83	NA	68.66	19.01
ESSA	ESSA Bancorp, Inc.	1,033,957	183.94	71.19	23.34	38.70	42.72
HARL	Harleysville Savings Financial Corporation	839,894	104.02	60.24	34.02	57.91	35.38
HIFS	Hingham Institution for Savings	925,560	114.72	78.22	11.86	68.18	24.18
LEGC	Legacy Bancorp, Inc.	946,265	101.89	70.14	19.52	68.84	17.62
LSBX	LSB Corporation	816,598	108.89	65.71	29.68	60.35	31.73
UBNK	United Financial Bancorp, Inc.	1,541,040	108.25	72.98	20.88	67.42	17.26
WFD	Westfield Financial, Inc.	1,191,410	73.58	40.02	52.41	54.39	24.20

	Average	1,067,255	111.52	67.38	26.32	61.81	25.03
	Median	1,050,427	108.57	70.67	23.34	66.20	24.18
	Maximum	1,541,040	183.94	78.22	52.41	68.84	42.72
	Minimum	816,598	73.58	40.02	11.86	38.70	13.20

FXCB	Fox Chase Bancorp, Inc. (MHC)	1,173,818	74.79	53.78	35.99	73.12	15.94

	Variance to the Comparable Median	123,391	(33.78)	(16.89)	12.65	6.92	(8.24)

Sources: SNL and Offering Circular Data, FinPro Computations

Asset Size – The Bank’s assets, at $1.2 billion, are moderately above the Comparable Group median of $1.1 billion. At the pro forma midpoint of the offering range, the Bank is expected to have assets of $1.3 billion.

Asset Composition – The Bank’s loans to assets ratio of 53.78% is below the Comparable Group median of 70.67%. The Bank has a higher level of securities as a percentage of assets.

Funding Mix – The Bank funds itself through deposits, 73.12% of assets, and borrowings, 15.94% of assets. The Comparable Group has a deposits to assets ratio of 66.20% and a borrowing to asset ratio of 24.18%.

Conversion Valuation Appraisal Report	Page: 36

Cash Liquidity – The cash liquidity of the Bank and the Comparable Group appear to be sufficient to meet funding requirements and regulatory guidelines.

Interest Rate Risk – The Bank’s interest rate risk position is illustrated on page 18. The Bank’s interest rate risk position is considered to be “Minimum Risk”. The pro forma increase in capital is expected to reduce the institution’s interest rate risk. No similar data is available for the Comparable Group.

FIGURE 31 - CAPITAL DATA

		Capital for the Most Recent Period End
Ticker	Short Name	Equity/ Assets (%)	Tangible Tang Equity/ Tang Assets (%)	Intangible Assets/ Equity (%)	Core Capital/ Tangible Assets (%)	Equity + Reserves/ Assets (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	17.30	17.30	—	13.14	18.03
BFED	Beacon Federal Bancorp, Inc.	9.49	9.49	—	NA	10.96
CBNJ	Cape Bancorp, Inc.	11.80	NA	NA	NA	13.04
ESSA	ESSA Bancorp, Inc.	17.62	17.62	—	NA	18.22
HARL	Harleysville Savings Financial Corporation	6.06	6.06	—	6.11	6.32
HIFS	Hingham Institution for Savings	7.05	7.05	—	NA	7.67
LEGC	Legacy Bancorp, Inc.	12.83	11.72	9.78	NA	14.00
LSBX	LSB Corporation	7.41	7.41	—	NA	8.29
UBNK	United Financial Bancorp, Inc.	14.64	NA	NA	NA	15.24
WFD	Westfield Financial, Inc.	20.76	20.76	—	NA	21.40

	Average	12.50	12.18	1.22	9.63	13.32
	Median	12.32	10.61	—	9.63	13.52
	Maximum	20.76	20.76	9.78	13.14	21.40
	Minimum	6.06	6.06	—	6.11	6.32

FXCB	Fox Chase Bancorp, Inc. (MHC)	10.53	10.53	—	8.51	11.44

	Variance to the Comparable Median	(1.79)	(0.08)	—	(1.12)	(2.08)

Sources: SNL and Offering Circular Data, FinPro Computations

Capitalization – The Comparable Group’s median tangible equity to tangible assets ratio of 10.61% is inline with the Bank’s ratio of 10.53%. The Bank’s pro forma equity to assets ratio is projected to be 16.37% at the midpoint of the valuation range.

Conversion Valuation Appraisal Report	Page: 37

The asset quality of an institution is an important determinant of market value. The investment community considers levels of nonperforming loans, Real Estate Owned (“REO”) and levels of Allowance for Loan and Lease Losses (“ALLL”) in assessing the attractiveness of investing in the common stock of an institution.

FIGURE 32 - ASSET QUALITY TABLE

		Asset Quality for the Most Recent Period End
Ticker	Short Name	NPLs/ Loans (%)	Reserves/ NPLs (%)	NPAs/ Assets (%)	NPAs/ Equity (%)	Reserves/ Loans (%)	Reserves/ NPAs + 90 (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	3.66	32.07	4.13	23.89	1.17	15.83
BFED	Beacon Federal Bancorp, Inc.	1.87	100.31	1.28	13.52	1.88	114.14
CBNJ	Cape Bancorp, Inc.	4.01	41.39	3.45	29.22	1.66	36.00
ESSA	ESSA Bancorp, Inc.	1.66	50.87	0.92	5.21	0.84	65.39
HARL	Harleysville Savings Financial Corporation	0.17	259.95	0.10	1.66	0.43	259.95
HIFS	Hingham Institution for Savings	1.30	61.03	1.36	19.27	0.79	45.59
LEGC	Legacy Bancorp, Inc.	4.57	36.51	3.34	26.01	1.67	35.13
LSBX	LSB Corporation	0.62	217.08	0.24	3.30	1.34	358.58
UBNK	United Financial Bancorp, Inc.	1.45	56.36	1.17	7.99	0.82	50.94
WFD	Westfield Financial, Inc.	1.15	139.76	0.60	2.88	1.60	107.19

	Average	2.04	99.53	1.66	13.29	1.22	108.87
	Median	1.55	58.70	1.23	10.75	1.26	58.17
	Maximum	4.57	259.95	4.13	29.22	1.88	358.58
	Minimum	0.17	32.07	0.10	1.66	0.43	15.83

FXCB	Fox Chase Bancorp, Inc. (MHC)	4.62	35.73	2.87	27.28	1.65	31.44

	Variance to the Comparable Median	3.07	(22.97)	1.64	16.53	0.39	(26.73)

Sources: SNL and Offering Circular Data, FinPro Computations

The Bank’s NPA to asset ratio of 2.87% was above the Comparable Group NPA to asset ratio of 1.23%. The Bank’s reserve level, 1.65% to total loans, is above the Comparable median of 1.26% of loans. The Bank’s level of reserves to NPLs, at 35.73%, is below the Comparable Group median of 58.7%. The Bank’s level of NPAs and NPLs increased substantially in the quarter ended December 31, 2009.

Conversion Valuation Appraisal Report	Page: 38

Positive	Neutral	Negative

Higher Pro forma Capital	Similar Capital	Higher NPLs and NPAs

Lower Borrowings to Assets		Lower ALLL to NPLs

Higher Deposits		Lower Loan to assets

Higher ALLL to Loans

The Bank’s asset mix is weaker than the Comparable Group’s mix. The Bank has a higher level of deposits and lower level of borrowings as a percentage of assets relative to the Comparable Group. The Bank has similar tangible capital levels, but at the midpoint of the range will have higher tangible capital levels after the conversion. The Bank has a higher level of NPLs and NPAs and the majority of the increase came in the quarter ending December 31, 2009. The Bank has a higher level of reserves as a percentage of loans relative to the Comparable levels. The investment community is carefully scrutinizing asset quality. Taken collectively, a downward adjustment is warranted for financial condition.

Conversion Valuation Appraisal Report	Page: 39

BALANCE SHEET GROWTH

The Bank’s assets, loans and deposits have all increased. Relative to the Comparable Group median, the Bank’s asset, loan and deposit growth is significantly higher. The additional capital raised as part of the offering will provide the Bank with the opportunity to grow its balance sheet at a time when the industry is lacking capital.

FIGURE 33 - BALANCE SHEET GROWTH DATA

		Growth
Ticker	Short Name	Asset Growth LTM (%)	Loan Growth LTM (%)	Deposit Growth LTM (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	4.06	0.72	27.86
BFED	Beacon Federal Bancorp, Inc.	4.46	6.46	10.67
CBNJ	Cape Bancorp, Inc.	(1.64)	0.97	3.58
ESSA	ESSA Bancorp, Inc.	0.12	1.77	7.05
HARL	Harleysville Savings Financial Corporation	1.89	4.17	15.75
HIFS	Hingham Institution for Savings	14.81	11.08	20.13
LEGC	Legacy Bancorp, Inc.	0.17	(5.44)	7.12
LSBX	LSB Corporation	7.26	18.56	20.59
UBNK	United Financial Bancorp, Inc.	22.00	28.87	32.74
WFD	Westfield Financial, Inc.	7.43	(0.86)	10.19

	Average	6.06	6.63	15.57
	Median	4.26	2.97	13.21
	Maximum	22.00	28.87	32.74
	Minimum	(1.64)	(5.44)	3.58

FXCB	Fox Chase Bancorp, Inc. (MHC)	26.04	7.19	41.05

	Variance to the Comparable Median	21.78	4.22	27.84

Sources: SNL and Offering Circular Data, FinPro Computations

Positive	Neutral	Negative
Higher Asset, Loan and Deposit Growth

An upward adjustment is warranted.

Conversion Valuation Appraisal Report	Page: 40

EARNINGS QUALITY, PREDICTABILITY AND GROWTH

The earnings quality, predictability and growth are critical components in the establishment of market values for thrifts. Thrift earnings are primarily a function of:

•	net interest income

•	loan loss provision

•	non-interest income

•	non-interest expense

The quality and predictability of earnings is dependent on both internal and external factors. Some internal factors include the mix of the balance sheet, the interest rate sensitivity of the balance sheet, the asset quality, and the infrastructure in place to deliver the assets and liabilities to the public. External factors include the competitive market for both assets and liabilities, the global interest rate scenario, local economic factors and regulatory issues.

Investors are focusing on earnings sustainability as interest rate volatility has caused a wide variation in income levels. With the intense competition for both assets and deposits, banks cannot easily replace lost spread and margin with balance sheet growth.

Each of these factors can influence the earnings of an institution, and each of these factors is volatile. Investors prefer stability and consistency. As such, solid, consistent earnings are preferred to high but risky earnings. Investors also prefer earnings to be diversified and not entirely dependent on interest income.

Conversion Valuation Appraisal Report	Page: 41

Net income trended downward between the twelve months ended December 31, 2005 and the twelve months ended December 31, 2009. The decline over this time period was primarily attributable to higher provision expenses. Net interest income and noninterest income increased between the twelve months ended December 31, 2008 and the twelve months ended December 31, 2009. This increase was offset by higher provision expense and higher noninterest expense for the same periods.

FIGURE 34 - NET INCOME CHART

Source: Offering Prospectus

Conversion Valuation Appraisal Report	Page: 42

The Bank’s core ROAA and core ROAE are below the Comparable Group medians. The Bank’s higher capitalization and benefit plan expenses following the offering are expected to reduce return on equity for the near term. On a pro forma basis at the midpoint of the range, the Bank’s core ROAA and core ROAE are -0.19% and -1.12%, respectively.

FIGURE 35 - PROFITABILITY DATA

		LTM Profitability
Ticker	Short Name	Return on Avg Assets (%)	Return on Avg Equity (%)	Core Return on Avg Assets (%)	Core Return on Avg Equity (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	(0.60)	(3.16)	(0.57)	(3.02)
BFED	Beacon Federal Bancorp, Inc.	0.34	3.58	0.48	5.06
CBNJ	Cape Bancorp, Inc.	(1.64)	(12.91)	NA	NA
ESSA	ESSA Bancorp, Inc.	0.53	2.93	0.55	3.03
HARL	Harleysville Savings Financial Corporation	0.55	9.20	0.62	10.30
HIFS	Hingham Institution for Savings	0.93	12.79	0.96	13.21
LEGC	Legacy Bancorp, Inc.	(0.82)	(6.19)	(0.09)	(0.68)
LSBX	LSB Corporation	0.64	7.00	0.52	5.68
UBNK	United Financial Bancorp, Inc.	0.46	2.67	0.61	3.54
WFD	Westfield Financial, Inc.	0.47	2.12	0.53	2.40

	Average	0.09	1.80	0.40	4.39
	Median	0.47	2.80	0.53	3.54
	Maximum	0.93	12.79	0.96	13.21
	Minimum	(1.64)	(12.91)	(0.57)	(3.02)

FXCB	Fox Chase Bancorp, Inc. (MHC)	(0.09)	(0.82)	(0.21)	(1.92)

	Variance to the Comparable Median	(0.56)	(3.62)	(0.74)	(5.46)

Sources: SNL and Offering Circular Data, FinPro Computations

Conversion Valuation Appraisal Report	Page: 43

FIGURE 36 - INCOME STATEMENT DATA

		LTM Income Statement
Ticker	Short Name	Yield on Ave Earn Assets (%)	Cost of Funds (%)	Net Interest Spread (%)	Net Interest Margin (%)	Noninterest Income/ Avg Assets (%)	Noninterest Expense/ Avg Assets (%)	Efficiency Ratio (%)	Overhead Ratio (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	4.90	2.47	2.43	2.81	(0.12)	1.87	77.01	78.13
BFED	Beacon Federal Bancorp, Inc.	5.43	NA	NA	2.78	0.50	1.74	54.13	45.65
CBNJ	Cape Bancorp, Inc.	5.43	2.16	3.27	3.54	0.09	2.62	78.68	78.12
ESSA	ESSA Bancorp, Inc.	5.24	2.81	2.42	2.94	0.55	2.43	68.42	62.22
HARL	Harleysville Savings Financial Corporation	5.06	NA	NA	2.06	0.24	1.39	60.61	55.99
HIFS	Hingham Institution for Savings	5.35	NA	NA	3.25	0.23	1.61	45.51	41.49
LEGC	Legacy Bancorp, Inc.	5.18	2.45	2.73	3.10	0.60	2.99	83.65	80.28
LSBX	LSB Corporation	5.34	NA	NA	2.56	0.25	1.73	63.41	59.73
UBNK	United Financial Bancorp, Inc.	5.22	NA	NA	3.39	0.65	2.64	67.98	61.57
WFD	Westfield Financial, Inc.	4.82	2.47	2.35	2.98	0.33	2.12	67.68	63.89

	Average	5.20	2.47	2.64	2.94	0.33	2.11	66.71	62.71
	Median	5.23	2.47	2.43	2.96	0.29	2.00	67.83	61.90
	Maximum	5.43	2.81	3.27	3.54	0.65	2.99	83.65	80.28
	Minimum	4.82	2.16	2.35	2.06	(0.12)	1.39	45.51	41.49

FXCB	Fox Chase Bancorp, Inc. (MHC)	4.67	2.92	1.74	2.16	0.14	1.81	79.90	76.82

	Variance to the Comparable Median	(0.56)	0.45	(0.69)	(0.80)	(0.15)	(0.19)	12.07	14.92

Sources: SNL and Offering Circular Data, FinPro Computations

Note: The cost of funds and the net interest spread medians are less reliable due to the lack of five data points.

The Bank has an 80 basis point disadvantage in net margin and 15 basis point disadvantage in noninterest income as a percentage of average assets relative to the Comparable Group. This disadvantage was partially offset by a 19 basis point advantage in noninterest expense as a percentage of average assets.

The Bank’s efficiency ratio of 79.90% is above the Comparable median of 67.83%.

On a forward looking basis, after the conversion the Bank’s operating expenses are expected to rise as a result of the stock benefit plans and additional costs of being a public company. At the same time, the Bank will have additional capital to deploy and leverage.

Conversion Valuation Appraisal Report	Page: 44

Positive	Neutral	Negative

Lower Noninterest Expense		Lower Core ROAA and Lower Core ROAE

Lower Noninterest Income

Lower Margin

The Bank’s profitability is below the Comparables on an ROAA and ROAE basis. The Bank’s earnings composition is mixed compared to the Comparable Group as the Bank has a lower margin and lower noninterest income, but lower noninterest expense. The Bank’s historical earnings have been trending downward. Taken collectively, a downward adjustment is warranted for this factor.

Conversion Valuation Appraisal Report	Page: 45

MARKET AREA

The market area that an institution serves has a significant impact on value, as future success is interrelated with the economic, demographic and competitive aspects of the market. The location of an institution will have an impact on the trading value of an institution, as many analysts compare the pricing of institutions relative to a state or regional multiples in investor presentations.

The following figure compares the demographic and competitive data for the counties serviced by the Bank, to the county data of the Comparable Group members.

FIGURE 37 - MARKET AREA DATA

Institution Name	County, State	Number of Branches	Company Deposits in Market ($000)	Deposit Market Share (%)	Total Population 2009 (Actual)	Population per Branch (Actual)	Population		Median HH Income 2009 ($)	HH Income		Unemployment December 2009 (%)
							Change 2000- 2009 (%)	Change 2009- 2014 (%)		Change 2000- 2009 (%)	Change 2009- 2014 (%)
Abington Bancorp, Inc.	Montogomery, PA	228	609,081	2.10%	786,653	3,450	4.87%	1.85%	80,212	31.78%	5.01%	8.20%
Abington Bancorp, Inc.	Bucks, PA	169	86,463	0.70%	634,223	3,753	6.12%	2.22%	79,444	33.01%	4.95%	8.90%
Abington Bancorp, Inc.	Delaware, PA	119	16,168	0.18%	558,969	4,697	1.47%	0.10%	66,300	32.32%	5.25%	9.10%
Deposit Weighted Market Data				1.89%		3,515	4.94%	1.86%	79,803	31.94%	5.01%	8.31%
Beacon Federal Bancorp, Inc.	Onondaga, NY	124	332,953	4.54%	456,119	3,678	-0.48%	-0.66%	53,512	30.91%	8.72%	9.00%
Beacon Federal Bancorp, Inc.	Smith, TX	58	92,399	2.75%	202,787	3,496	16.07%	7.44%	46,999	26.09%	4.80%	6.20%
Beacon Federal Bancorp, Inc.	Middlesex, MA	308	67,181	0.20%	1,485,082	4,822	1.34%	0.61%	84,469	38.90%	6.08%	9.30%
Beacon Federal Bancorp, Inc.	Warren, TN	18	64,497	9.44%	39,847	2,214	4.10%	1.52%	38,963	26.59%	2.55%	15.30%
Beacon Federal Bancorp, Inc.	Oneida, NY	53	37,661	1.21%	233,392	4,404	-0.88%	-0.62%	47,038	31.01%	9.75%	7.90%
Beacon Federal Bancorp, Inc.	Rutherford, TN	62	21,368	0.77%	258,542	4,170	42.04%	17.95%	63,174	36.55%	6.35%	10.30%
Deposit Weighted Market Data				3.98%		3,684	4.13%	1.57%	54,327	30.81%	7.18%	9.25%
Cape Bancorp, Inc.	Atlantic, NJ	76	411,778	9.98%	279,172	3,673	10.54%	3.68%	55,982	27.26%	6.57%	13.40%
Cape Bancorp, Inc.	Cape May, NJ	57	335,236	13.78%	100,834	1,769	-1.46%	-0.88%	54,354	30.47%	7.34%	6.50%
Deposit Weighted Market Data				11.69%		2,819	5.15%	1.63%	55,251	28.70%	6.92%	10.30%
ESSA Bancorp, Inc.	Monroe, PA	51	369,240	18.49%	174,579	3,423	25.88%	9.97%	59,940	29.51%	0.44%	9.70%
ESSA Bancorp, Inc.	Northampton, PA	100	7,847	0.17%	300,620	3,006	12.56%	5.48%	60,207	33.14%	6.11%	8.80%
Deposit Weighted Market Data				18.11%		3,414	25.60%	9.88%	59,946	29.59%	0.56%	9.68%
Harleysville Savings Financial Corpor	Montgomery, PA	235	446,454	1.54%	786,653	3,347	4.87%	1.85%	80,212	31.78%	5.01%	8.20%
Deposit Weighted Market Data				1.54%		3,347	4.87%	1.85%	80,212	31.78%	5.01%	8.20%
Hingham Institution for Savings	Plymouth, MA	127	366,836	5.83%	498,968	3,929	5.53%	1.84%	76,101	36.76%	6.59%	11.60%
Hingham Institution for Savings	Norfolk, MA	161	90,148	0.58%	661,665	4,110	1.75%	0.49%	88,399	39.52%	6.37%	8.90%
Hingham Institution for Savings	Suffolk, MA	164	12,715	0.02%	695,403	4,240	0.81%	0.61%	53,416	35.68%	6.47%	13.30%
Deposit Weighted Market Data				4.67%		3,972	4.68%	1.55%	77,847	37.26%	6.54%	11.13%
Legacy Bancorp, Inc.	Berkshire, MA	56	522,948	18.24%	130,714	2,334	-3.14%	-2.36%	50,638	29.77%	6.56%	9.90%
Legacy Bancorp, Inc.	Greene, NY	25	36,839	4.28%	50,332	2,013	4.43%	1.24%	46,233	26.31%	4.87%	7.30%
Legacy Bancorp, Inc.	Washington, NY	18	20,906	3.46%	63,809	3,545	4.53%	1.81%	47,455	25.19%	4.55%	7.00%
Legacy Bancorp, Inc.	Hampshire, MA	49	20,595	0.71%	154,109	3,145	1.22%	0.11%	62,790	36.11%	5.36%	8.70%
Legacy Bancorp, Inc.	Schoharie, NY	12	11,404	3.03%	32,034	2,670	1.43%	0.31%	45,764	25.21%	5.59%	8.40%
Deposit Weighted Market Data				15.65%		2,148	-2.61%	-2.00%	46,183	27.09%	5.88%	8.90%
LSB Corporation	Essex, MA	173	346,942	2.19%	744,480	4,303	2.91%	0.62%	69,858	34.96%	6.80%	10.20%
LSB Corporation	Rockingham, NH	79	26,099	0.60%	302,476	3,829	9.06%	3.08%	75,903	30.27%	5.61%	6.40%
Deposit Weighted Market Data				2.08%		4,270	3.34%	0.79%	70,281	34.63%	6.72%	9.93%
United Financial Bancorp, Inc.	Hampden, MA	126	791,195	10.16%	459,791	3,649	0.78%	-0.39%	50,540	27.24%	7.01%	12.00%
United Financial Bancorp, Inc.	Worcester, MA	133	217,739	2.16%	794,206	5,971	5.76%	1.83%	62,731	31.03%	5.37%	9.90%
United Financial Bancorp, Inc.	Hampshire, MA	50	38,539	1.34%	154,109	3,082	1.22%	0.11%	62,790	36.11%	5.36%	8.70%
Deposit Weighted Market Data				8.17%		4,111	1.83%	0.09%	53,525	28.35%	6.61%	11.44%
Westfield Financial, Inc.	Hampden, MA	126	587,284	7.54%	459,791	3,649	0.78%	-0.39%	50,540	27.24%	7.01%	12.00%
Deposit Weighted Market Data				7.54%		3,649	0.78%	-0.39%	50,540	27.24%	7.01%	0.12
Comparable Median				6.10%		3,582	4.40%	1.56%	57,598	30.20%	6.58%	9.81%
Fox Chase Bancorp, Inc. (MHC)	Philadelphia, PA	228	260,515	0.58%	1,452,449	6,370	-4.29%	-2.68%	41,408	34.52%	9.65%	17.20%
Fox Chase Bancorp, Inc. (MHC)	Bucks, PA	167	144,990	1.17%	634,223	3,798	6.12%	2.22%	79,444	33.01%	4.95%	8.90%
Fox Chase Bancorp, Inc. (MHC)	Montgomery, PA	230	118,835	0.41%	786,653	3,420	4.87%	1.85%	80,212	31.78%	5.01%	8.20%
Fox Chase Bancorp, Inc. (MHC)	Atlantic, NJ	77	38,706	0.94%	279,172	3,626	10.54%	3.68%	55,982	27.26%	6.57%	13.40%
Fox Chase Bancorp, Inc. (MHC)	Cape May, NJ	59	23,127	0.95%	100,834	1,709	-1.46%	-0.88%	54,354	30.47%	7.34%	6.50%
Fox Chase Bancorp, Inc. (MHC)	Chester, PA	134	13,604	0.15%	499,763	3,730	15.29%	6.64%	87,308	34.66%	7.36%	7.20%
Fox Chase Bancorp, Inc. (MHC)	Delaware, PA	119	3,827	0.04%	558,969	4,697	1.47%	0.10%	66,300	32.32%	5.25%	9.10%
Deposit Weighted Market Data		1014	603,604	0.71%		4,747	1.55%	0.09%	60,807	32.99%	7.24%	12.50%
Pennsylvania		5,807			12,598,860	2,170	2.59%	0.80%	53,225	32.70%	4.87%	9.50%
New Jersey		3,750			8,834,947	2,356	5.00%	1.67%	72,809	32.18%	5.61%	11.20%
National		99,546			309,731,508	3,111	10.06%	4.63%	54,719	29.78%	4.06%	10.60%

Sources: SNL Securities

Conversion Valuation Appraisal Report	Page: 46

The Bank’s population per branch in its market area is higher than the Comparable Group median as well as Pennsylvania, New Jersey and national statistics. Historical population growth was higher for the state and national figures as well as the Comparable median compared to the Bank’s market area population growth. Projected population growth for the Bank’s market area is projected to be below all other benchmarks. The Bank’s market area median household income was above the Comparable Group median and Pennsylvania State and national figures, but below the New Jersey State median. Household income in the Bank’s market area is projected to outpace household income growth of the Comparable Group median as well as the state and national figures. The Bank’s market area unemployment percentage was above all other benchmarks, primarily driven by the relatively high unemployment rate in the Philadelphia, Pennsylvania marketplace. Due to the various strengths and weaknesses of the Bank’s market area, no adjustment was given.

Positive	Neutral	Negative

Population Per Branch		Actual and Projected Population Growth

Higher Median HH Income		Unemployment Rate

Higher Projected Median HH Income Growth

Conversion Valuation Appraisal Report	Page: 47

CASH DIVIDENDS

The industry has typically not disclosed dividend policies concurrent with conversion. Recently, a number of financial institutions have cut dividend rates in an effort to conserve capital.

FIGURE 38 - DIVIDEND DATA

		Dividends
Ticker	Short Name	Current Dividend Yield (%)	LTM Dividend Payout Ratio (%)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	2.54	NM
BFED	Beacon Federal Bancorp, Inc.	2.33	37.04
CBNJ	Cape Bancorp, Inc.	—	—
ESSA	ESSA Bancorp, Inc.	1.64	43.90
HARL	Harleysville Savings Financial Corporation	5.57	60.00
HIFS	Hingham Institution for Savings	2.70	28.76
LEGC	Legacy Bancorp, Inc.	2.04	NM
LSBX	LSB Corporation	2.34	25.88
UBNK	United Financial Bancorp, Inc.	2.04	73.68
WFD	Westfield Financial, Inc.	2.37	277.78

	Average	2.36	68.38
	Median	2.34	40.47
	Maximum	5.57	277.78
	Minimum	—	—

FXCB	Fox Chase Bancorp, Inc. (MHC)	NA	NA

	Variance to the Comparable Median	NA	NA

Sources: SNL and Offering Circular Data, FinPro Computations

All but one of the Comparable institutions had declared cash dividends. The median dividend payout ratio for the Comparable Group was 40.47%, ranging from a high of 277.78% to a low of 0.00%. The Bank, on a pro forma basis at the mid point of the value range will have a tangible equity to tangible assets ratio of 16.37%. The Bank will have adequate capital to pay cash dividends, but may not have sufficient earnings.

As such, no adjustment is warranted for this factor. The earnings adjustment was made previously.

Conversion Valuation Appraisal Report	Page: 48

LIQUIDITY OF THE ISSUE

The Comparable Group is by definition composed only of companies that trade in the public markets with all of the Comparables trading on NASDAQ. Typically, the number of shares outstanding and the market capitalization provides an indication of how much liquidity there will be in a given stock. The actual liquidity can be measured by volume traded over a given period of time.

FIGURE 39 - MARKET CAPITALIZATION DATA

		Market Data
Ticker	Short Name	Market Value ($)	Stock Price ($)	Price High ($)	Price Low ($)	Book Value ($)	Tangible Book Value ($)
	Comparable Thrift Data

ABBC	Abington Bancorp, Inc.	165.90	7.88	7.88	6.51	10.18	10.18
BFED	Beacon Federal Bancorp, Inc.	56.30	8.60	9.89	8.14	15.48	15.48
CBNJ	Cape Bancorp, Inc.	97.20	7.30	7.31	5.74	9.51	7.76
ESSA	ESSA Bancorp, Inc.	171.80	12.19	12.87	11.32	12.90	12.90
HARL	Harleysville Savings Financial Corporation	49.80	13.65	14.25	13.06	13.96	13.96
HIFS	Hingham Institution for Savings	69.40	32.65	33.88	30.32	30.74	30.74
LEGC	Legacy Bancorp, Inc.	85.80	9.82	10.20	8.94	13.89	12.48
LSBX	LSB Corporation	53.90	11.95	12.02	9.40	13.43	13.43
UBNK	United Financial Bancorp, Inc.	230.70	13.70	13.94	12.28	13.40	12.93
WFD	Westfield Financial, Inc.	252.10	8.45	8.45	7.81	8.29	8.29

	Average	123.29	12.62	13.07	11.35	14.18	13.82
	Median	91.50	10.89	11.11	9.17	13.42	12.92
	Maximum	252.10	32.65	33.88	30.32	30.74	30.74
	Minimum	49.80	7.30	7.31	5.74	8.29	7.76

FXCB	Fox Chase Bancorp, Inc. (MHC)	129.56	9.52	10.58	9.39	9.08	9.08

	Variance to the Comparable Median	38.06	(1.37)	(0.53)	0.22	(4.34)	(3.84)

Sources: SNL and Offering Circular Data, FinPro Computations

The market capitalization values of the Comparable Group range from a low of $49.8 million to a high of $252.1 million with a median market capitalization of $91.5 million. The Bank expects to have $155.3 million of market capital at the midpoint on a pro forma basis. It is expected that the Bank will trade on NASDAQ along with all of the Comparables.

No adjustment for this factor appears warranted as both the Bank and the Comparables are expected to be liquidly traded.

Conversion Valuation Appraisal Report	Page: 49

RECENT REGULATORY MATTERS

Regulatory matters influence the market for thrift conversions. It is expected that industry regulation will increase as a result of the current crisis and there is a lack of clarity as to the resulting regulatory framework. Both the Bank and the Comparable Group are expected to operate in substantially the same regulatory environment.

No adjustment for this factor is warranted as both the Bank and the Comparables will operate in the same ownership structure and will be supervised in the same regulatory environment.

Conversion Valuation Appraisal Report	Page: 50

5. Other Factors

MANAGEMENT

The current team has considerable banking experience and has held similar positions in other financial institutions. The Bank’s organizational chart is reasonable for an institution of its size and complexity.

The Board is active and oversees and advises on all key strategic and policy decisions.

As such, no adjustment appears to be warranted for this factor.

Conversion Valuation Appraisal Report	Page: 51

SUBSCRIPTION INTEREST

There have been three second step conversion since January 1, 2008. The median price to tangible book value of these conversions was 65.0%. Northwest’s price to pro forma tangible book value was above the others which was partially attributable to the size of the institution.

FIGURE 40 - SECOND STEP CONVERSIONS (SINCE 1/1/08) PRO FORMA DATA

				Gross	Price to Pro Forma
Ticker	Short Name	IPO Date	IPO Price ($)	Proceeds ($)	EPS (%)	Book Value (%)	Tangible Book Value (%)
BCSB	BCSB Bancorp, Inc.	4/11/2008	$10.00	$19,765	NM	61.8	65.0
NWBI	Northwest Bancshares, Inc.	12/18/2009	10.00	688,783	24.8	89.0	103.8
OSHC	Ocean Shore Holding Co.	12/21/2009	8.00	33,490	17.3	63.0	63.0

				Average	21.1	71.3	77.3
				Median	21.1	63.0	65.0

Source: SNL Securities

Conversion Valuation Appraisal Report	Page: 52

There was a first day “pop” for 2009 year-to-date and 2008 full year transactions. The median price change after 1 day was 10.40%. One of the three second step conversions is currently trading below its IPO price.

FIGURE 41 - CONVERSIONS PRICE APPRECIATION

				Percentage Change in Price
Ticker	Name	IPO Date	Gross Proceeds ($)	After 1 Day (%)	After 1 Week (%)	After 1 Month (%)	After 3 Months (%)	To Date (%)
BCSB	BCSB Bancorp, Inc.	4/11/2008	$19,765	10.40	14.90	13.50	4.00	(7.40)
NWBI	Northwest Bancshares, Inc.	12/18/2009	688,783	13.50	13.00	14.00	NA	18.70
OSHC	Ocean Shore Holding Co.	12/21/2009	33,490	7.50	11.88	13.13	NA	43.50

			Average	10.47	13.26	13.54	4.00	10.87
			Median	10.40	13.00	13.50	4.00	11.48

Source: SNL Securities

No adjustment is warranted for subscription interest.

Conversion Valuation Appraisal Report	Page: 53

VALUATION ADJUSTMENTS

Relative to the Comparables the following adjustments need to be made to the Bank’s pro forma market value.

Valuation Factor	Valuation Adjustment

Financial Condition	Downward

Balance Sheet Growth	Upward

Earnings Quality, Predictability and Growth	Downward

Market Area	No Adjustment

Dividends	No Adjustment

Liquidity of the Issue	No Adjustment

Recent Regulatory Matters	No Adjustment

Additionally, the following adjustment should be made to the Bank’s market value.

Valuation Factor	Valuation Adjustment

Management	No Adjustment

Subscription Interest	No Adjustment

Conversion Valuation Appraisal Report	Page: 54

6. Valuation

In applying the accepted valuation methodology promulgated by the regulators, i.e., the pro forma market value approach, three key pricing multiples were considered. The four multiples include:

Price to core earnings (“P/E”)

Price to book value (“P/B”) / Price to tangible book value (“P/TB”)

Price to assets (“P/A”)

All of the approaches were calculated on a pro forma basis including the effects of the conversion proceeds. All of the assumptions utilized are presented in Exhibit 11.

DISCUSSION OF WEIGHT GIVEN TO VALUATION MULTIPLES

To ascertain the pro forma estimated market value of the Bank, the market multiples for the Comparable Group were utilized. As a secondary check, all publicly traded thrifts and the recent and historical conversions were assessed. The multiples for the Comparable Group, all publicly traded thrifts are shown in Exhibit 9.

Price to Earnings – According to the Appraisal Guidelines: “When both the converting institution and the comparable companies are recording “normal” earnings. A P/E approach may be the simplest and most direct method of valuation. When earnings are low or negative, however, this approach may not be appropriate and the greater consideration should be given to the P/BV approach.” In this particular case, the Bank’s earnings are skewed by credit costs. As such, this approach was given limited consideration in this appraisal.

In the pro forma figures for the Bank, FinPro incorporated the impact of SFAS 123, which requires the expensing of stock options. In preparing the fully converted pro forma figures for the Comparable Group, FinPro also incorporated the impact of SFAS 123.

Conversion Valuation Appraisal Report	Page: 55

Price to Book/Price to Tangible Book - According to the Appraisal Guidelines: “The P/BV approach works best when the converting institution and the Comparables have a normal amount of book value. The P/BV approach could seriously understate the value of an institution that has almost no book value but has an outstanding future earnings potential. For converting institutions with high net worth, the appraiser may have difficulty in arriving at a pro forma market value because of pressure placed on the P/E multiple as higher P/BV levels are required to reflect a similar P/BV ratio as the peer group average. The P/BV approach also suffers from the use of historical cost accounting data.”

Since thrift earnings in general have had a high degree of volatility, the P/B is utilized frequently as the benchmark for market value. A better approach is the P/TB approach. In general, investors tend to price financial institutions on a tangible book basis, because it incorporates the P/B approach adjusted for intangibles. Initially following conversion, FinPro believes that thrifts often trade on a price to tangible book basis.

Price to Assets - According to the Appraisal Guidelines: “This approach remedies the problems of a small base that can occur with the P/BV approach, but the approach has many of the other limitations of the latter approach (the P/BV approach).” FinPro places little weight on this valuation approach due to the lack of consideration of asset and funding mixes and the resulting earnings impact.

Conversion Valuation Appraisal Report	Page: 56

FULL OFFERING VALUE IN RELATION TO COMPARABLES

Based upon the adjustments defined in the previous section, the Bank is pricing at the midpoint as a standard conversion is estimated to be $155,318,090. Based upon a range below and above the midpoint value, the respective values are $132,020,380 at the minimum and $178,615,800 at the maximum respectively. At the super maximum of the range, the offering value would be $205,408,170.

At the various levels of the estimated value range, the full offering would result in the following offering data:

FIGURE 42 - VALUE RANGE

Conclusion	Total Shares Shares	Price Per Share	Total Value
Appraised Value - Midpoint	15,531,809	$10.00	$155,318,090

Range:
- Minimum	13,202,038	$10.00	132,020,380
- Maximum	17,861,580	10.00	178,615,800
- Super Maximum	20,540,817	10.00	205,408,170

Source: FinPro Inc. Pro forma Model

FIGURE 43 - APPRAISED VALUE

The appraised value of the Bank resulted in an exchange value per minority share that ranges from $9.07 per share at the minimum to $15.09 per share at the super maximum, with an exchange value per share of $11.41 at the midpoint.

	Appraised Value
Conclusion	Minimum	Midpoint	Maximum	SuperMaximum *
Total Shares	13,202,038	15,531,809	17,861,580	20,540,817
Price per Share	$10	$10	$10	$10
Full Conversion Value	$132,020,380	$155,318,090	$178,615,800	$205,408,170
Exchange Shares	5,297,010	6,231,809	7,166,607	8,241,189
Exchange Percent	40.12%	40.12%	40.12%	40.12%
Conversion Shares	7,905,028	9,300,000	10,694,973	12,299,628
Conversion Percent	59.88%	59.88%	59.88%	59.88%
Gross Proceeds	$79,050,280	$93,000,000	$106,949,730	$122,996,280
Exchange Value	$52,970,100	$62,318,090	$71,666,070	$82,411,890
Exchange Ratio	0.9701	1.1413	1.3125	1.5093
Exchange Value per Minority Share	$9.70	$11.41	$13.13	$15.09
Fully Converted Tangible Book to Minority Share	$14.18	$15.11	$16.03	$17.09

Conversion Valuation Appraisal Report	Page: 57

FIGURE 44 - CONVERSION OFFERING PRICING MULTIPLES

	Bank	Comparables		State		National
		Mean	Median	Mean	Median	Mean	Median
	-52.63
Price-Core Earnings Ratio P/E	-62.50	20.79	18.80	55.69	50.30	21.08	15.60
	-71.43
	-83.33
	68.40%
Price-to-Book Ratio P/B	75.53%	87.22%	91.75%	129.25%	123.00%	71.84%	74.40%
	81.90%
	88.34%
	68.40%
Price-to-Tangible Book Ratio P/TB	75.53%	90.12%	94.30%	135.39%	130.20%	79.90%	77.70%
	81.90%
	88.34%
	10.62%
Price-to-Assets Ratio P/A	12.37%	10.96%	9.06%	17.37%	17.16%	7.87%	6.23%
	14.08%
	16.01%

Source: FinPro Calculations

FIGURE 45 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MIDPOINT

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at midpoint) Full Conversion	(125.00)	(58.82)	75.53%	75.53%	12.37%
Comparable Group Median	15.90	18.80	91.75%	94.30%	9.06%
(Discount) Premium	-886.16%	-412.87%	-17.68%	-19.90%	36.53%

Source: SNL data, FinPro Calculations

As Figure 45 demonstrates, at the midpoint of the estimated valuation range the Bank is priced at a 19.90% discount to the Comparable Group.

FIGURE 46 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA SUPER MAXIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the supermax) Full Conversion	(166.67)	(76.92)	88.34%	88.34%	16.01%
Comparable Group Median	15.90	18.80	91.75%	94.30%	9.06%
(Discount) Premium	-1148.24%	-509.15%	-3.72%	-6.32%	76.71%

Source: SNL data, FinPro Calculations

As Figure 46 demonstrates, at the super maximum of the estimated valuation range the Bank is priced at a 6.32% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 58

FIGURE 47 - COMPARABLE CONVERSION PRICING MULTIPLES TO THE BANK’S PRO FORMA MINIMUM

	Price Relative to
	Earnings	Core Earnings	Book	Tangible Book	Assets
The Bank (at the minimum) Full Conversion	(111.11)	(50.00)	68.40%	68.40%	10.62%
Comparable Group Median	15.90	18.80	91.75%	94.30%	9.06%
(Discount) Premium	-798.81%	-365.96%	-25.45%	-27.47%	17.22%

Source: SNL data, FinPro Calculations

As Figure 47 demonstrates, at the minimum of the estimated valuation range the Bank is priced at a 27.47% discount to the Comparable Group.

Conversion Valuation Appraisal Report	Page: 59

COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS

FIGURE 48 - COMPARISON TO OTHER PENDING SECOND STEP CONVERSIONS

As Figure 48 demonstrates, the Bank’s offering price to tangible book value per share range is inbetween the high end and low end of the pending second step conversion comparable tangible book basis. The Bank is priced between 68.40% and 88.34% of tangible book value per share.

Ticker	Institution	State	Type	Gross Proceeds ($)	Price/ TBVS Range (%)
CHFN	CharterBank	GA	Second Step	$128,944	60.13 - 75.24
EBMT	Eagle Bancorp Montana Inc.	IL	Second Step	11,903	72.31 - 93.55

FXCB	Fox Chase Bancorp, Inc. (MHC)	PA	Second Step	$122,996	68.40 - 88.34

Source: SNL Securities, FinPro calculations

*	Offering data is presented at the supermax for all deal; Price/Tangible Book Range presents values at the minimum and supermax

Conversion Valuation Appraisal Report	Page: 60

COMPARISON OF THE EXCHANGE VALUE AND STOCK PRICE

As Figure 49 demonstrates, the stock price has been below the midpoint over the last year and has fluctuated above and below the minimum exchange value per minority share.

FIGURE 49 - COMPARISON OF THE EXCHANGE VALUE PER MINORITY SHARE AND STOCK PRICE

Source: SNL data, FinPro Calculations

Conversion Valuation Appraisal Report	Page: 61

VALUATION CONCLUSION

We believe that the discount on a tangible book basis at the midpoint is appropriate relative to the Comparable Group. The resulting pro forma multiples are inline with other pending offerings.

It is, therefore, FinPro’s opinion that as of March 2, 2010, the estimated pro forma market value of the Bank in a full offering was $155,318,090 at the midpoint of a range with a minimum of $132,020,380 to a maximum of $178,615,800 at 15% below and 15% above the midpoint of the range respectively. Assuming an adjusted maximum value of 15% above the maximum value, the adjusted maximum value or super maximum value in a full offering is $205,408,170. The stock will be issued at $10.00 per share. At the midpoint of the range, 6,231,809 shares will be exchanged based on an exchange ratio of 1.1413 and 9,300,000 conversion shares will be issued. The exchange ratio will be between 0.9701 at the minimum to 1.5093 at the super maximum.

The document represents an initial valuation for the Bank. Due to the duration of time that passes between the time this document is compiled and the time the offering closes, numerous factors could lead FinPro to update or revise the appraised value of the Bank. Some factors that could lead FinPro to adjust the appraised value include: (1) changes in the Bank’s operations and financial condition; (2) changes in the market valuation or financial condition of the Comparable Group; (3) changes in the broader market; and (4) changes in the market for thrift conversions. Should there be material changes to any of these factors, FinPro will prepare an appraisal update to appropriately adjust the value of the Bank. At the time of closing, FinPro will prepare a final appraisal to determine if the valuation range is still appropriate and determine the exact valuation amount appropriate for the Bank.